EXHIBIT 99.1

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DREYER’S ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS
Continued Strong Growth from Company Brands

(Oakland, CA, March 8, 2005) – Dreyer’s Grand Ice Cream Holdings, Inc. (the company, Dreyer’s, Dreyer’s Holdings, and DGICH) (NNM: DRYR) today announced results for the fourth quarter and fiscal year ended December 25, 2004. Net sales of company brands, including owned, licensed and joint venture brands of packaged ice cream and frozen snacks, increased significantly in the quarter and full year ended December 25, 2004. This strong growth was driven by the continued success of Dreyer’s and Edy’s Slow Churned™ Light ice cream, growth of Dreyer’s and Edy’s® classic premium ice cream, and the ongoing resurgence of the Häagen-Dazs® ice cream brand.

ACNielsen data on the US grocery channel shows that Dreyer’s company brands of packaged ice cream grew nine percent in the quarter ended December 25, 2004 and reached a dollar market share of 24 percent for the quarter, the highest quarterly share ever held by the company.

Operating Results
Net sales of the company’s branded products increased $429,236,000, or 49 percent, for the year to $1,312,180,000 driven primarily by the addition of the Dreyer’s Grand Ice Cream, Inc. (DGIC) company brand portfolio acquired in the Dreyer’s Nestlé Transaction, strong sales growth of both Dreyer’s and Edy’s Grand and Dreyer’s and Edy’s Slow Churned Light ice creams and the sales of Skinny Cow® ice cream products which were reclassified as company brands following the Company’s acquisition of Silhouette Brands, Inc. on July 26, 2004.

Net sales of partner brands, products distributed for other manufacturers, decreased $29,193,000, or 11 percent, for the year to $235,512,000 driven primarily by a reduction in sales following the termination of certain distribution agreements resulting from the Dreyer’s Nestlé Transaction, partially offset by the addition of other partner brand sales that resulted from the Dreyer’s Nestlé Transaction. The decrease also includes a reduction in partner brand sales following the reclassification of Skinny Cow ice cream product sales as company brands after July 26, 2004. Company brands represented 83 percent and partner brands represented 15 percent of total net revenues for the year, compared to 74 percent and 22 percent, respectively, for 2003.

Other revenues decreased $2,176,000, or five percent, to $40,736,000 for 2004. This result primarily reflects a decrease of $13,458,000 for reimbursements received from Eskimo Pie Frozen Distribution, Inc. (Eskimo Pie), a subsidiary of Integrated Brands, Inc. (Integrated Brands) for the payroll expenses incurred by the company for distribution services in the territories divested to Eskimo Pie, offset by an increase of $10,755,000 for revenues received for the transitional manufacturing and distribution of divested brands following the July 5, 2003 Divestiture Transaction between the company and Integrated Brands, a subsidiary of CoolBrands International, Inc. (TSX: COB A). The cost of providing these services is in Cost of goods sold. Other revenues represented two percent of total net revenues for the year, compared to four percent for 2003.

Total net revenues increased $397,867,000, or 33 percent, to $1,588,428,000 for 2004.

Cost of goods sold increased $430,667,000 or 43 percent, to $1,435,862,000 for 2004. The increase in Cost of goods sold was driven by the addition of the DGIC product lines acquired in the Dreyer’s Nestlé Transaction, incremental distribution expenses from the DGIC distribution system, an approximate $57,300,000 increase in the cost of cream and an $11,380,000 increase in drayage expense paid to Integrated Brands for the delivery of certain products.

The company’s gross profit decreased by $32,800,000 to $152,566,000 for 2004, and represented a 10 percent gross margin compared with a 16 percent gross margin for 2003. The decrease in gross profit was driven by an approximate $57,300,000 increase in the cost of cream and reduced gross profit from the decrease in partner brand sales, which was partially offset by a product mix shift from lower margin partner brands towards higher margin company brands.

Selling, general and administrative expenses increased by $49,060,000 to $247,405,000 for 2004 and represented 16 percent of total net revenues, compared with $198,345,000, or 17 percent of total net revenues, for 2003. The dollar increase in expenses in 2004 over those in 2003 was primarily driven by the addition of selling, general and administrative expenses from DGIC operations as a result of the Dreyer’s Nestlé Transaction, an increase in marketing expenses, an expense of $14,538,000 related to minimum volume commitments under co-pack arrangements, and an increase in stock option compensation expense of $1,360,000.

Interest expense increased by $5,188,000, or 126 percent, to $9,291,000 for 2004, primarily due to the prepayment of a long term senior note issue (the Notes) and expenses incurred for unamortized debt issuance costs of the Notes and a revolving credit facility which was also terminated in 2004. The increase was also driven by higher average borrowings, which were partially offset by lower average interest rates.

Royalty expense to affiliates increased by $4,524,000, or 20 percent, to $27,288,000 for 2004 due to increased net sales of products marketed under brands which are licensed to the company.

Other (income) expense, net decreased $1,866,000, or 71 percent to income of $(752,000) for 2004. Other (income) expense, net in 2004 was driven by joint venture and equity affiliate earnings of $(2,793,000) offset by other expenses. Other (income) expense, net in 2003 was largely driven by a litigation settlement yielding income of $(2,602,000).

Severance and retention expense decreased $48,752,000, or 95 percent to $2,334,000 for 2004 as the majority of the Dreyer’s Nestlé Transaction severance expense occurred in 2003.

The company reported a net loss available to Class A callable puttable and Class B common stockholders for the year ended December 25, 2004 of $(342,366,000), or $(3.62) per diluted share of common stock, compared to a net loss available to Class A callable puttable and Class B common stockholders of $(191,780,000) or $(2.44) per diluted share of common stock for the year ended December 27, 2003.

Comparability of Results
The company’s financial statements reflect the June 26, 2003 combination of Dreyer’s Grand Ice Cream, Inc. (DGIC) and Nestlé Ice Cream Company, LLC (NICC), Nestlé’s U.S. frozen dessert business (the Dreyer’s Nestlé Transaction) through which Dreyer’s Grand Ice Cream Holdings, Inc. became the parent of DGIC and NICC. The transaction was accounted for as a reverse acquisition under the purchase method of accounting, which deemed NICC to be the acquirer and DGIC to be the acquiree.

As a result, the Consolidated Statement of Operations for the year ended December 25, 2004 and December 27, 2003 are not directly comparable. Results for the fiscal year ended December 25, 2004 reflect the results of operations of the combined entity, Dreyer’s Holdings, for the entire period. Results for the year ended December 27, 2003 reflect the operations of stand-alone NICC for the period from January 1, 2003 through the June 26, 2003 combination, and the operations of the combined entity, Dreyer’s Holdings, for the period from June 27, 2003 through December 27, 2003. However, the Consolidated Statement of Operations for the fourth quarter ended December 25, 2004 can be directly compared to the prior year period.

Investors are urged to read the annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) for more details on the ongoing effects of the Dreyer’s Nestlé Transaction on the financial statements.

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Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured or distributed by Dreyer’s in the United States include Grand, Slow Churned™ Light, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks®, Skinny Cow®, Skinny Carb Bar™ and Healthy Choice®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand extends to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Slow Churned, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S. are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s.

Forward-Looking Statements
Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, intentions, or strategies regarding the future. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the level of consumer spending for frozen dessert products; costs or difficulties related to the company’s combination of DGIC and NICC, including the integration of the operations of those companies and compliance with the Federal Trade Commission’s order and costs or difficulties associated with the integration of the operations of other companies that have been acquired, costs or difficulties related to the expansion and closing of the company’s manufacturing and distribution facilities, and the company’s ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy and gasoline used in manufacturing and distribution; the cost of dairy raw materials and other commodities, such as vanilla, used in the company’s products; the company’s ability to develop, market and sell new frozen dessert products; the success of the company’s marketing and promotion programs and competitors’ responses; market conditions affecting the prices of the company’s products; responsiveness of both the trade and consumers to the company’s new products and marketing and promotional programs; and the costs associated with any litigation proceedings.

Consolidated Statement of Operations
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	Dec. 25, 2004	Dec. 27, 2003	Dec. 25, 2004	Dec. 27, 2003
Revenues:
Net sales	$338,882	$365,191	$1,547,692	$1,147,649
Other revenues	8,145	18,884	40,736	42,912
	347,027	384,075	1,588,428	1,190,561

Operating costs and expenses:
Cost of goods sold	320,355	334,350	1,435,862	1,005,195
Selling, general and
administrative expense	63,303	57,060	247,405	198,345
Interest, net of amounts capitalized	3,884	1,465	9,291	4,103
Royalty expense to affiliates	5,659	4,079	27,288	22,764
Other (income) expense, net	(974)	(3,072)	(752)	(2,618)

Severance and retention expense	(259)	5,181	2,334	51,086
In-process research & development				11,495
Loss on divestiture		3,010	(216)	14,941

	391,968	402,073	1,721,212	1,305,311

Loss before income tax benefit	(44,941)	(17,998)	(132,784)	(114,750)
Income tax benefit	16,635	7,087	50,893	39,015
Net loss	(28,306)	(10,911)	(81,891)	(75,735)

Accretion of Class A callable puttable common stock	(68,508)	(59,475)	(260,475)	(116,045)

Net loss available to Class A callable puttable and Class B common stockholders	$(96,814)	$(70,386)	$(342,366)	$(191,780)

Weighted average common shares outstanding – diluted	94,913	93,673	94,563	78,681

Net loss per share of Class A callable puttable and Class B common stock	$(1.02)	$(.75)	$(3.62)	$(2.44)

Dividends declared per share of Class A callable puttable and Class B common stock	$.06	$.06	$.24	$.18

Condensed Consolidated Balance Sheet
(In thousands)

	Dec. 25, 2004	Dec. 27, 2003
Assets
Current Assets:
Cash and cash equivalents	$870	$1,623
Receivables	98,645	121,961
Inventories	178,107	148,426
Prepaid expenses and other	26,450	37,723
Income taxes refundable	11,797	18,283
Taxes receivable due from affiliates	—	12,236
Deferred income taxes	5,643	17,265

Total current assets	321,512	357,517

Property, plant and equipment, net	519,562	392,613
Other assets	14,578	20,735
Goodwill and other intangibles, net	2,391,042	2,320,558

	—	—
Total assets	$3,246,694	$3,091,423

Liabilities, Class A Callable Puttable Common Stock and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued liabilities	$240,319	$189,719
Current portion of long-term debt	—	2,143

Total current liabilities	240,319	191,862

Long-term debt, less current portion	354,600	149,286
Long-term stock option liability	73,209	135,121
Other long-term liabilities	41,655	18,207
Deferred income taxes	38,400	81,065

Total liabilities	748,183	575,541

Class A callable puttable common stock	2,251,040	1,903,314

Stockholders’ equity	247,471	612,568

Total liabilities, Class A callable puttable common stock, and stockholders’ equity	$3,246,694	$3,091,423

Conference Call
Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR) will hold a conference call for analysts and investors on Tuesday, March 8, 2005, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss its results. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call will be available from the audio archives at the same website location and is incorporated by reference into this news release.